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                                                                   EXHIBIT 10.32


                               RETENTION AGREEMENT

This Retention Agreement (the "Agreement") is made and entered into this 8th day of November, 2002 (the "Effective Date") by and between Novadigm, Inc., a Delaware corporation with offices at One International Blvd., Mahwah, New Jersey (the "Company"), and Robert B. Anderson ("Employee").

This Agreement will memorialize the understanding regarding Employee's continued employment with Company. In order to induce Employee to remain an employee of the Company, the parties agree as follows:

1. Company will pay Employee the following consideration in the aggregate amount of $450,000 (the "Retention Consideration"), payable in installments as follows:

      -     a first installment of $250,000 payable on the date hereof;

      - a second installment of $100,000 payable on January 1, 2003, provided that Employee has been continuously employed by the Company on a full-time basis through such date; and

      - a third installment of $100,000 payable on April 1, 2003, provided that Employee has been continuously employed by the Company on a full-time basis through such date.

2. To retain the full Retention Consideration, the Employee must be employed by Company through to and including a date which is three years (36 months) from the Effective Date (the "Termination Date"), except as hereinafter provided.

3. (a) In the event that, prior to October 1, 2005, Employee voluntarily terminates Employee's employment for any reason or the Company terminates Employee's employment for Reasonable Cause (as defined below), (a) Employee will not be entitled to any part of the Retention Consideration, and (b) Employee shall promptly repay to the Company the aggregate amount of all


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      installments of the Retention Consideration paid to Employee hereunder prior to the Termination Date (without interest thereon through the Termination Date). "Reasonable Cause," as used herein, shall mean (i) any act of personal dishonesty taken by the Employee in connection with Employee's responsibilities as an employee and intended to result in personal enrichment of the Employee, (ii) Employee's conviction of, or plea of nolo contendere to, a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed Employee's duties, continued violations by the Employee of the Employee's obligations to the Company.

      (b) If the Employee's employment terminates as a result of Involuntary or Constructive Termination other than for Reasonable Cause, the Employee shall be entitled to retain the portion of the Retention Consideration already received and shall receive the balance of the Retention Consideration not yet paid to Employee within thirty (30) days of the effective date of Employee's termination. "Involuntary or Constructive Termination" shall mean (i) without the Employee's express written consent, the assignment to the Employee of any duties or the significant reduction of the Employee's duties, either of which is inconsistent with the Employee's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the Base Compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the

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      Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, any relocation of the Employee's job or office more than 40 miles from the Employee's then current job or office; (vi) any purported termination of the Employee by the Company which is not effected for the Disability or for Reasonable Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7 below.

4. If Employee fails to repay to the Company any amounts owed by Employee pursuant to this Agreement above within twenty (20) business days of the Termination Date, Employee shall, without notice or demand, (a) pay to the Company interest on such amounts at a rate of 1.82% per annum, compounded annually, from and after the Termination Date through the date of payment of such amounts to the Company, and (b) pay all costs of collection and enforcement incurred by the Company in connection therewith. Employee hereby authorizes the Company to withhold from Employee, and to offset against the amount repayable by Employee to Company, any salary, bonus, vacation pay, commissions or any other compensation earned by Employee but unpaid.

5. The payments pursuant to Paragraph 1 above shall be subject to customary withholding taxes and such other employment taxes as are required under federal law or the law of any state or other governmental body to be collected with respect to compensation paid by a corporation to an employee.

6. Notwithstanding anything to the contrary contained herein, Employee's at-will employment with the Company will continue under the same terms and conditions as are currently in place.

7. This Agreement contains the entire agreement between the Company and Employee concerning the Retention Consideration and shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto. Neither party shall assign or transfer this agreement without the prior written consent of the other party. No modification of this letter agreement or waiver of the terms and conditions hereof will be binding upon either party, unless approved in writing by both of the parties. No delay of a party in exercising any right or remedy, nor any other course of conduct, shall operate as a waiver of such rights or remedies. This agreement shall be governed by the laws of the State of New Jersey, without regard to its conflicts of laws principles. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.



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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first written above.

                                    NOVADIGM, INC.


                                    By:  /s/ Robert Rafferty
                                         ---------------------------------
                                         Robert Rafferty
                                         Vice President--Human Resources

                                         /s/ Robert B. Anderson
                                         ---------------------------------
                                         Robert B. Anderson